Exhibit 10.41

December 9, 2012

R. David Alexander

209 Mallard Loop Road

Savannah, GA 31405

Dear David,

I am pleased to confirm our formal offer of employment to you for the position of President, TruGreen. The purpose of this letter is to summarize the terms of our offer.

As the President, TruGreen, you will be located in Memphis, TN and you will report to Hank Mullany, CEO.  Your effective start date will be mutually agreed upon, but prior to year-end 2012.

Base Salary

Your base compensation in this position will be at an annual rate of $550,000.00. This will be paid on the 15th and the last business day of each month.

Merit Increase Eligibility

ServiceMaster has a pay for performance philosophy. An annual merit increase is based on the annual performance review for the current calendar year and is effective the following April 1. If you are hired on or before October 31, you will be eligible to receive a merit increase the following April. If hired on or after November 1, you will not be eligible for a merit increase during the upcoming merit review process.

Annual Bonus Plan (ABP)

In this position, you will be eligible to receive an annual bonus payment with a target of 65% of your base salary under the 2013 Annual Bonus Plan (“ABP”). Beginning January 1, 2013, you will participate in the 2013 ABP at your 65% target, with the weightings and measures defined in the 2013 ABP document.  You will receive a bonus for 2013 no less than 50% of your stated target bonus.

Sign-On Bonus

You will receive a $450,000 sign-on bonus payable in December 2012 if your hire date is in December 2012.  Otherwise, payment will be made 30 days following your hire date.  You will be required to sign a two year Sign-On Bonus Repayment Agreement, included with your new hire paperwork.

Equity

Upon approval by the Compensation Committee of the Board of Directors, you will have the opportunity to participate in the ServiceMaster Global Holdings, Inc. Stock Incentive Plan by investing up to $1,000,000 with a minimum required investment of $500,000 at the next offering of the sale of shares following your start date. The value of the shares at the time of your purchase will be the Fair Market Value (as defined in the Plan documents), as determined by the Compensation Committee of the Board of Directors. The number of shares you receive will be determined by dividing the amount of your investment by the Fair Market Value per share.

Upon approval by the Compensation Committee, you will also be granted four (4) options for each share purchased.  Each option will have a strike price equal to the Fair Market Value of a share of stock at the time of the grant of the options.

Upon approval by the Compensation Committee, you will also be granted 50,000 restricted stock units (RSUs) that will vest in equal installments on the first three anniversaries of their date of the grant. This award will be granted at the meeting of the Compensation Committee in February/March 2013.

Additional information on the Plan, including the Plan documents, will be provided to you.

Paid Time Off

You are also eligible for four weeks vacation and personal days, sick time and holidays. Please refer to your associate handbook for details about time off accruals and observed holidays.

All compensation, including bonus and incentive payments will be subject to applicable payroll deductions.

Benefits

ServiceMaster offers you a comprehensive and flexible benefits package that allows you to choose coverage that best meets your needs.  Regular, full-time associates are eligible to participate in medical, dental, vision, disability and life insurance, the legal services plan, and reimbursement accounts.  Coverage for most plans is effective the first of the month following or coincident with three consecutive months of service; however, disability coverage is effective the day following the completion of twelve consecutive months of service.  The ServiceMaster LifeManagement Program—ServiceMaster’s EAP—is available to you and your immediate family members on your first day of employment.

The ServiceMaster Profit Sharing and Retirement Plan provides you a convenient way to save for retirement.  You will be automatically enrolled in the 401(k) at a 3% contribution rate after completing 90 days of service. You may increase, decrease, or stop your 401(k) contributions at any time before or after your automatic contributions to the plan begin.

Additional information on all health and welfare and retirement benefits will be mailed to your home approximately six weeks after your date of hire.

Relocation

You will receive the Tier V relocation package per the attached relocation policy.  You will be required to sign a Relocation Repayment Agreement, included with your new hire paperwork.  Please contact Jennifer McDonald, Relocation Manager, at 901-597-1459 if you have any questions.

Conditions of Employment

This offer of employment is contingent upon successfully passing a drug-screening test and criminal background check, as well as MVR and education verification if applicable. This offer is also contingent upon the completion of verification of the facts you have provided on your application for employment and for I-9 purposes.

This offer of employment is also contingent on your execution of a ServiceMaster Non-Compete/Non-Solicitation/Confidentiality agreement (enclosed) and your agreement to utilize ServiceMaster’s alternative dispute resolution program We Listen (full details enclosed) to resolve any and all work-related disputes/concerns and to arbitrate such disputes if they are not resolved (enclosed).

This letter shall not constitute an employment contract and nothing herein changes your status as an “at-will” employee.

If you have any questions please do not hesitate to call me at 901-597-8926 or Jed Norden at 901-597-1852.  Please return your signed offer letter, along with the completed new hire paperwork, to me within seven (7) days of the date of this offer letter.

David, we look forward to having you as a key member of the ServiceMaster team.  Our success hinges upon the people who make up our organization and we are excited about the strength you will lend to our team.

Sincerely,

/s/ Hank Mullany

Hank Mullany
Chief Executive Officer

I accept this offer of employment under the terms and conditions set forth above.

Signature:	/s/ R. David Alexander	Date:	12-9-2012